EXHIBIT 10.1

On2 Technologies, Inc. 21 Corporate Drive Suite 103

July 30, 2007

Jim Bankoski
23 Kent Place
Wynantskill NY 12198

Dear Jim:

The following constitutes the employment agreement (the "Agreement") between you (the "Executive") and On2 Technologies, Inc. (the "Company"), a Delaware corporation. This letter formalizes your promotion to and sets forth the terms of your employment as Chief Technology Officer and SVP - Core Technologies. Your title will be SVP/CTO -- On2 Technologies.

1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. The Company hereby employs the Executive during the Term (as defined below) on a full-time basis to render exclusive services to the Company as Senior Vice President and Co-Chair of the Office of Technology. The Executive hereby accepts this employment and will render his services as required by the Company conscientiously, loyally, faithfully, competently and to the best of his talents and abilities throughout the Term in accordance with the direction and control of his designated supervisor and the Board of Directors of the Company (the "Board").

2. TERM OF AGREEMENT. The initial term of this Agreement shall commence on the date hereof and terminate on July 30], 2010. This Agreement may be renewed by the Company upon 90 days' written notice to the Executive prior to the expiration of the initial term or any renewal term and acceptance of such offer of renewal by the Executive within 10 days of receipt of such written notice. The initial term, as extended by any renewal term, is referred to herein as the "Term."

3. EXECUTIVE'S DUTIES.

a. The Executive's duties include those services customarily rendered by a chief technology officer of a publicly traded company of the size of the Company in the Company's industry, in addition duties as described in Appendix A and such other duties and services as may reasonably be assigned from time to time in the conduct of the business of the Company. The Executive shares equal, joint responsibility for managing and co-chairing the Office of Technology with Paul Wilkins, Senior Vice President and Chief Technology Officer, who shall also bear the title of SVP/CTO On2 Technologies.

b. The Executive's services shall be rendered primarily at the Company's offices in Clifton Park, New York and at such other locations as the Company may from time to time reasonably request consistent with its business needs. Travel (and related reasonable expenses) to such other locations will be at the Company's expense, reimbursable to the Executive in accordance with Section 5(b).

c. The Executive shall abide by all policies of the Company and shall, at all times, comply with all laws, rules and regulations applicable to him, in his capacity as an employee of the Company, promulgated by any agency, commission or other body having regulatory or another authority over the Company or its business.

4. EXCLUSIVITY, RESTRICTIVE AGREEMENTS.

a. During the Term, the Executive shall devote all of his business time, skill and energies exclusively to the business of the Company.

b. The Executive acknowledges that the nature of the services, position and expertise of the Executive are such that he is capable of competing with the Company and seriously damaging its business and its prospects to the detriment of its stockholders and employees. In consideration of the Company's performance of its obligations under this Agreement, during the Term and thereafter during the Restricted Period (as defined below) the Executive shall not (i) directly or indirectly enter into the employ of, or render any advice or services, whether or not for compensation, to, any Person (as defined below) engaged in any Competitive Business (as defined below); (ii) directly or indirectly engage in any Competitive Business; (iii) solicit, call on or transact, or engage in any direct or indirect business activity, or provide assistance in such acts, for a purpose competitive with the business of the Company, with any (A) customer with whom the Company shall have dealt at any time preceding the termination of the Executive’s employment, or (B) independent contractor with whom the Company shall have dealt at any time preceding the termination of the Executive’s employment; (iv) influence or attempt to influence any then current or prospective customer or independent contractor of the Company to terminate or modify any written or oral agreement with the Company; (v) influence or attempt to influence any person, directly or indirectly, for a purpose competitive with the business of the Company, either (A) to terminate or modify an employment, consulting, agency, or other arrangement, whether oral or written, with the Company, or (B) to employ or retain, or arrange to have any other Person employ or retain, any person who has been employed or retained by the Company as an employee, consultant, or agent at any time during the five (5) year period immediately preceding the termination of the Executive’s employment; (vi) directly or indirectly have a relationship with or become interested, whether or not for compensation, in any Competitive Business as an individual, partner, member, joint venturer, shareholder, investor, creditor, director, manager, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity whatsoever or, in the case of any such company whose securities are traded on a national securities exchange in the United States or otherwise or in the over-the-counter market, acquire, directly or indirectly, an interest in excess of one percent (1%) of the outstanding capital stock of such company. The Company's business is worldwide in scope; accordingly, the Executive agrees that the covenant not to compete contained in this Section 4(b) shall not be subject to any geographical limit.

c. For purposes of this Section, any "Competitive Business" shall mean any business (including, for the avoidance of doubt, any division, unit, subsidiary or affiliate of any other business whether or not such other business is a Competitive Business unless the Executive can demonstrate upon the Company's request that his employment by, engagement in, or his interest in, such unit, division, subsidiary or affiliate does not and will not require him to provide services, information, advice or relevant knowledge, skill, know-how or contacts to the Competitive Business during the Restricted Period) or activity which is principally engaged in the design or development of digital video compression, decompression or playback video technologies, video encoding software, or video pre-processing or post processing technologies..

d. For purposes of this Section, "Person" shall mean any corporation, limited liability company, partnership, joint venture, trust, individual or any other entity.

e. For all purposes of this Section 4, "Restricted Period" shall be the period of one year immediately following termination of employment for whatever reason, including, but not limited to, resignation, termination by the Executive for Good Reason, termination by the Company with or without Cause (as defined below) or upon the expiration of the Term.

5. COMPENSATION.

a. During the Term the Executive shall receive base compensation at the rate of $152,500.00 per year, payable semi-monthly in accordance with the Company’s standard payroll policies. Such base compensation as may be increased from time to time and is hereinafter referred to as "Base Salary".

b. The Company will reimburse the Executive for reasonable expenses related to its business actually incurred or paid by the Executive in the performance of his duties under this Agreement, including, but not limited to, home cable modem and satellite modem bills and cell phone bills, upon presentation of accountings, expense statements, vouchers or such other supporting information as may be required by the Company's policies and upon the Company’s approval.

c. The Executive shall be eligible to participate in any incentive compensation or other bonus plan available to the most senior members of the Company’s management.

6. EXECUTIVE BENEFITS.

a. During the Term, the Executive shall be entitled to participate in such group health, retirement, profit sharing, 401(k) and other benefits programs or plans, qualified or unqualified, including any future stock option, bonus or other incentive program, which are or become available to other senior executives of the Company, subject to the policies of the Company with respect to all of such programs or plans. Nothing in this Section 6(a) shall be construed to create a contractual obligation to provide the Executive with any particular form or type of benefit or to limit the discretion of the Board or Compensation Committee of the Company or any other duly authorized or appointed plan administrator is permitted to exercise under any such benefit programs or plans.

b. During the Term the Executive shall be entitled to four weeks’ paid vacation per year of employment to be scheduled on reasonable notice to the Company and to be taken, accrued and paid on the same basis as other employees of the Company.

7. TERMINATION OF EMPLOYMENT FOR CAUSE.

a. The Company may terminate employment of Executive at any time for any of the following reasons, each of which is defined as "Cause:"

i. commission of a felony, any crime of moral turpitude or any act of material fraud or dishonesty;

ii. misconduct involving fraud, dishonesty or illegality that could reasonably be expected to damage the Company, its business, operations or reputation, as determined by the Board;

iii. repeated failure to satisfactorily perform material services required under this Agreement in accordance with the requests of the Board;

iv. willful misconduct or gross negligence in the performance of his duties;

v. alcohol or illegal drug use or abuse which materially and adversely affects the Executive’s performance of his duties hereunder or the Company or its business, operations or reputation;

vi. disregard or violation of the legal rights of any employee of the Company or of the Company's policies regarding harassment or discrimination;

vii. material violation of any policies of the Company, the effect of which would be materially adverse to the Company or its business, operations or reputation; or

viii. a breach of any material provision of this Agreement (including, but not limited to, any breach of Sections 3 or 10).

If the Company terminates the employment of the Executive for Cause, or if the Executive resigns during the Term, the Company's obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company will pay the Executive, within 30 days from the date of termination of his employment, in full and complete satisfaction of all of the Company's obligations under this Agreement, (i) the Base Salary and, subject to submission of all required documentation and the Company’s approval, reimbursable expenses accrued (but unpaid) through the date of termination and (ii) any accrued but unused vacation days paid at the rate of the Executive's Base Salary. Nothing contained in this Section 7(a) shall be construed to alter the Executive's right under any stock option plan pursuant to which options have been issued to Executive.

b. If the Executive dies during the Term, such death shall be deemed termination for Cause and the Company's obligation to Executive's estate shall be the same as those for termination for Cause as defined in Section 7(a) above.

c. If, as a result of the Executive's disability or incapacity during the Term due to physical illness or condition, or mental illness during the Term, the Executive is unable to perform his duties hereunder for a consecutive 6-calendar week period, or an aggregate period of 12 calendar weeks during any 12 months (or such longer period as may be required to comply with the Family Leave Act or other applicable law), the Company shall have the right, upon 10 days written notice to the Executive, to terminate the Executive's employment under this Agreement. Such a termination shall be deemed termination for Cause as defined in Section 7(a) but shall in no case become effective until the date at which the Company's long-term disability plan pays benefits to him.

d. Any alleged breach of this Agreement by either party shall not be deemed a breach until such time as the breaching party shall have received written notice from the non-breaching party setting forth the alleged breach ("Alleged Breach Notice") and the breaching party shall not have cured (if curable) the breach set forth in the Alleged Breach Notice in the 15 days (10 days in the case where the alleged breach relates to a default in payment) after receipt of such Alleged Breach Notice. If the breach set forth in the Alleged Breach Notice is not curable and has not resulted in a substantive and material adverse effect on the party sending the Alleged Breach Notice, the Company and the Executive shall, at the request of the other, attempt to meet and discuss such alleged breach before resorting to remedies or rights under this Agreement or otherwise. Notwithstanding the foregoing, this Section shall not apply to, and the Executive shall have no right to cure, a breach by him under clauses (i) and (iv) of the definition "Cause" contained in Section 7(a), above.

8. TERMINATION OTHER THAN FOR CAUSE.

a. If the Company terminates the Executive's employment without Cause, the Company's obligations under this Agreement shall be as follows:

i. The Company shall continue to pay to the Executive, or in the case of death of the employee to his successors or legal representatives or to his estate, during the 180 days immediately following such termination of employment or expiration of the Term, as the case may be (such period is hereinafter referred to as the "Severance Period"), his Base Salary on a semi-monthly basis as would have been paid to the employee had his employment with the Company continued;

ii. The Company shall pay to the Executive his proportionate share of any bonus compensation to which he would have received had he continued to be employed until the end of the relevant bonus calculation period. Such bonus compensation shall be payable in a lump sum within 30 days of determination of Executive's bonus amount;

iii. The Company shall continue to provide all benefits to the Executive during the Severance Period as would have been provided had employment continued, including medical, disability and life insurance; and

iv. The Company shall reimburse the Executive for all reasonable reimbursable expenses accrued (but unpaid) to the date of termination or expiration of the Term, subject to submission of all required documentation and the Company’s approval, as the case may be; and within 10 business days after such termination, any accrued but unused vacation days paid at Executive's Base Salary.

b. If a termination without Cause takes effect prior to the expiration of the Term, all of the Executive's stock options which would have vested and become exercisable had the Executive's employment continued to the end of the Term in which such termination without Cause has occurred shall vest and become exercisable in accordance with their terms.

c. Notwithstanding Section 8(b), if the Company terminates the Executive's employment without Cause following a business combination (including, but not limited to, sale or purchase of assets, merger, consolidation or other transaction that results in the stockholders of the Company receiving liquid consideration for a majority of the holdings in the Company accompanied by a change in actual control of the Company), all stock options theretofore granted to the Executive shall vest and become exercisable in accordance with their terms.

9. EXECUTIVE’S TERMINATION FOR GOOD REASON.

a. If the Executive terminates his employment for Good Reason (as defined below), the Company's obligations to pay further compensation under Section 5 shall cease forthwith, except that the Company shall pay the Executive:

b.  all Base Salary for the Severance Period;

c. any amount of any bonus that has become payable with respect to a completed Calendar Year (as defined below) but has not been paid to the Executive;

d. the Board's good faith estimate of the amount of a bonus, if any, that would become payable for the Calendar Year in which such termination occurs, based upon the goals agreed to by the Company and the Executive or established by the Compensation Committee of the Company for such Calendar Year: and

e. an amount equal to all reasonable reimbursable expenses accrued (but unpaid) to the date of termination, subject to submission of all required documentation and the Company’s approval, as the case may be.

f. "Good Reason" means the occurrence of any of the following:

(i) the Executive is demoted or removed from, or does not continue to hold, the positions or offices described in Section 1(a) hereto or a position or office substantially similar in nature without his consent; or

(ii) the assignment to the Executive without his reasonable consent of any duties materially inconsistent in any material respect with his position or with his authority, duties or responsibilities as Senior Vice President and Chief Technology Officer, or any other action by the Company which results in a material diminution in position, authority, duties or responsibilities from the position, authority, duties or responsibilities of a co-chief technology officer of a company similar in size, capital structure and business to the Company, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith or inherent in the nature of a jointly-held position;

(iii) the Company fails to pay or provide when due (or reduces) the Base Salary or benefits to which the Executive is entitled hereunder, which failure is not cured (or which reduction is not corrected) within 15 days after the receipt by the Company from the Executive of his written notice referring to this provision and describing such failure (or reduction).

g. "Calendar Year" means the twelve months ending December 31 in which any part of the Term falls.

10. NONDISCLOSURE.

a. Except as required in order to perform his obligations under this Agreement, the Executive shall not, without the express prior written consent of the Company, for any reason, directly or indirectly, disclose or divulge to any Person or use for his own benefit or for any purpose other than the exclusive benefit of the Company any of the Company's Confidential Information or Trade Secrets at any time (both during the Term and thereafter) during which such data or information continues to constitute Confidential Information or a Trade Secret. Except as required to be disclosed to his attorney, accountant or financial advisor, the Executive shall not disclose or divulge to any Person (particularly to any employee of the Company) any terms of the Executive's compensation under this Agreement. Upon any termination or expiration of his employment, the Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Company or containing Confidential Information or Trade Secrets of the Company.

b. As used in this Agreement:

i. "Confidential Information" of the Company shall mean any valuable, competitively sensitive data and information related to the Company's business other than Trade Secrets that are not generally known by or readily available to the Company's competitors, including, among other things, that which relates to services performed by the Executive for the Company, or was created or obtained by the Executive while performing services for the Company or by virtue of the Executive's relationship with the Company. "Confidential Information" includes, but is not limited to, all tangible or intangible business or financial plans, processes, strategies, market research and analyses, projections, methods and techniques, forecasts and forecast assumptions, business practices, operations and procedures, marketing information, customer information and other business information, including records, technologies, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company; and

ii. "Trade Secrets" shall mean information or data of the Company, including but not limited to technical or non-technical data, compilations, programs, devices, methods, techniques, processes, financial data and financial plans, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting the Executive's obligations under this Agreement.

iii. The obligations set forth in this Section shall not be applicable to any information which: (i) the Company has authorized the Executive in writing to publicly disclose, copy or use, but only to the extent of such authorization;
(ii) is generally known or becomes part of the public domain through no fault of the Executive; (iii) is disclosed to the Company by third parties without restrictions on disclosure; or (iv) is required to be disclosed in the context of any administrative or judicial proceedings; PROVIDED that, if the Executive is requested or becomes legally compelled to disclose any Confidential Information or Trade Secrets, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section and the Executive will cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained or the Company waives compliance with this Section, the Executive will furnish only that portion of the Confidential Information and Trade Secrets that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to be disclosed. The Company hereby agrees to indemnify and hold harmless Executive from all costs and expenses, including attorneys' fees, he incurs in carrying out his obligations under the provisions of this subsection 10(b)(iii) and further agrees upon the written request of Executive to advance to Executive the anticipated cost of complying with his obligations under such proviso provisions.

11. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants that (a) he has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (b) the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity.

12. SERVICES OF THE EXECUTIVE. In the course of his employment under this Agreement, the Executive will have access to Trade Secrets, the disclosure or unauthorized use of which, the Company seeks to protect and the Executive has agreed to protect. As a result of benefits accruing to the Executive from his access to such Trade Secrets, and of the improvement in his knowledge, and proficiency arising therefrom, the Executive acknowledges that (a) his services are and will remain special and extraordinary, and have and will have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law; (b) he is willing to comply with the restrictions contained in Sections 4(b) and 4(c); (c) the restrictions contained in those Sections will not impair his ability to earn a living in any businesses other than those businesses from which he is prohibited during the time of such restriction; and (d) a material breach of his obligations under Sections 4(b), 4(c) or 10 will cause the Company irreparable injury and damage. It is, therefore, agreed that the Company, in addition to any other remedies, shall be entitled to injunctive and other equitable relief to enforce its rights under, and to prevent a breach of, Sections 4(b), 4(c) and 10 of this Agreement by the Executive.

13. ASSIGNABILITY ETC. This Agreement shall be nondelegable and nonassignable by the Executive, and shall inure to the benefit of heir and assigns the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and any entity succeeding to all or substantially all of the business assets of the Company by merger, consolidation, purchase of assets or otherwise.

14. NOTICES. Any notice pertaining to this Agreement shall be in writing and shall be served by delivering said notice (i) by hand, (ii) by overnight mail by a internationally recognized carrier, (iii) by sending it by certified mail, postage prepaid, return receipt requested, or (iv) by confirmed fax, with notice confirmed, to the Executive at the address first stated above or his office at the Company, and to the Company at:

21 Corporate Dr.
Ste. 103
Clifton Park, NY 12065
Attn: CEO

The addresses for notice may be changed by notice given to the other party pursuant to this Section.

15. MISCELLANEOUS.

a. This Agreement shall be governed by and construed under the laws and decisions of the State of New York applicable without regard to the principles of conflicts of laws. The parties to this Agreement agree that the state or federal courts in the State of New York shall have personal jurisdiction over them with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from or with respect to this Agreement. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 14 of this Agreement or at such other address as the party to be served shall have provided in writing to the other from time to time in accordance with Section 14.

b. To the extent permitted by law, the Executive and the Company irrevocably waive trial by jury and any objection which he or it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the City of New York, and to the extent permitted by law, the Executive and the Company hereby further irrevocably waive any claim that any such suit, action or proceeding brought in the City of New York has been brought in an inconvenient forum.

c. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth in this Agreement.

d. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

e. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

f. The following provisions of this Agreement shall survive in accordance with their terms, the expiration or termination of this Agreement for any reason: Sections 4, 7, 8, 9, 10, 11, 12 and 15.

g. A waiver by either party of any Section, term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such Section, term or condition for the future or of any subsequent breach thereof, and any such waiver must be in writing, signed by the party to be charged. All rights and remedies contained in this Agreement are cumulative, and none of them shall be construed so as to limit any other right or remedy of either party.

h. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions of this Agreement.

i. All references to Sections shall be to sections and schedules of this Agreement.

j. All references using male pronouns shall be deemed to include female pronouns.

k. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

If the foregoing accurately reflects the Executive's understanding, please countersign and return one counterpart of this Agreement to the Company.

Sincerely yours,

ON2 TECHNOLOGIES, INC.

By: _________________________
Name:
Title:

EXECUTIVE

_________________________
Jim Bankoski

Appendix A

Office of the Chief Technology Officers

The office of the Chief Technology Officers ("Office") is an executive department reporting to the CEO focused on scientific and technical issues within a company. The Office will oversee a technical staff at the company with a focus on research related to video compression technologies. The principals must be responsible for creating, evangelizing - both internally and externally - and then implementing a technological strategy for the entire On2 business with the goal of strengthening On2's leading position in video compression technologies and establishing a strategic leadership in a fast-growing video space:

Responsibilities/Skills

This office provides a technical voice in the strategic planning for a company and helps determine what types of products or services the company should focus on.

A list of responsibilities/ required skills are:

•	Innovate. Participate in research and product creation directly. Be a significant part of innovative products. Anticipate and leverage technology opportunities to maintain competitive advantage

•
Manage. Lead and manage the research that involves significant technologies to the company. Build internal expertise in new areas. Manage and grow the company's technical infrastructure to support domestic and international growth.

•
Advise. Provide advice on company products, services, strategy, and structure. Similar to any other corporate executive, but with a uniquely technical competence. Evaluate all internal technologies (On2/Hantro) and work with the Development organizations to maximize the value of existing and future products based on the analysis of these technologies.

•	Value. Aid in the valuation of internal businesses or of potential acquisitions. Provide analysis and opinion on the value of product portfolios, patents, facilities, and skilled staff.

•	Vision. Build a vision for what technology will make possible, how it will impact a company's business area, and how to squeeze the most value from these changes.

•
Communicate. Communicate the vision of the company to its own technical staff, to industry groups, and to the technical trade press. Engage these groups with terms from their own domain and with the personal credentials to be respected.

•
Teamwork. Work with product architects, engineering and business managers to ensure that the technological strategy results in creating a thoroughly modern product line capable of satisfying fast changing market demands and thus maximize business objectives. Excellent consensus building and written and verbal communication skills a must.